UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Charles & Colvard, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION. DATED SEPTEMBER 3, 2025

170 Southport Drive

Morrisville, North Carolina 27560

(919) 468-0399

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 13, 2025

To the Shareholders of Charles & Colvard, Ltd.:

Notice is Hereby Given that the Annual Meeting of Shareholders of Charles & Colvard, Ltd. will be held at the principal executive offices of Charles & Colvard, Ltd. located at 170 Southport Drive, Morrisville, North Carolina 27560, on Monday, October 13, 2025, at 9:30 a.m., Eastern Time, for the following purposes:

1.	To elect five nominees described in the proxy statement to the Board of Directors;

2.	To ratify the appointment of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending June 30, 2026;

3.	To vote, on an advisory (nonbinding) basis, to approve executive compensation; and

4.	To vote, on an advisory (nonbinding) basis, on the frequency of future advisory votes to approve executive compensation.

These matters are more fully described in the Proxy Statement. Please refer to the Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting. Our stock transfer books will not be closed. A list of the shareholders entitled to vote at the Annual Meeting may be examined at our principal executive offices in Morrisville, North Carolina during ordinary business hours beginning two business days after the date this notice of the Annual Meeting is mailed through the date of the Annual Meeting for any purposes related to the meeting. The Board of Directors has fixed the close of business on August 29, 2025 as the record date for the determination of shareholders entitled to vote at the meeting and any adjournments or postponements thereof, provided that our Board of Directors may fix a new record date for an adjourned meeting. Accordingly, only shareholders who are holders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

James Tu
Chairman of the Board of Directors

September [●], 2025

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, our Board of Directors respectfully requests that you vote your stock in the manner described in the Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the Annual Meeting. Whether or not you expect to attend the meeting in person, please submit voting instructions for your shares promptly by one of the following methods: 1) over the Internet at [www.voteproxy.com] or 2) by marking, dating, and signing your proxy card and returning it in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

170 Southport Drive

Morrisville, North Carolina 27560

(919) 468-0399

PROXY STATEMENT

This proxy statement is furnished to the shareholders of Charles & Colvard, Ltd. (the “Company”) in connection with the solicitation of proxies by our Board of Directors for use at our Company’s Annual Meeting of Shareholders (the “Annual Meeting”) and all adjournments thereof. The Annual Meeting will be held at the principal executive offices of Charles & Colvard, Ltd. located at 170 Southport Drive, Morrisville, North Carolina 27560, on Monday, October 13, 2025 at 9:30 a.m., Eastern Time, to conduct the following business and such other business as may be properly brought before the meeting: (1) to elect five nominees described in this proxy statement to the Board of Directors; (2) to ratify the appointment of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending June 30, 2026; (3) to vote, on an advisory (nonbinding) basis, to approve executive compensation; and (4) to vote, on an advisory (nonbinding) basis, on the frequency of future advisory votes to approve executive compensation.

The Board of Directors recommends that you vote (1) FOR the election of the Company’s director nominees listed in this proxy statement, (2) FOR the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending June 30, 2026, (3) FOR the approval of executive compensation; and (4) FOR one year for the frequency of future shareholder advisory votes to approve executive compensation.

Your vote will be especially important this year.

As you may be aware, RiverStyx Capital Management, LLC (“RiverStyx”) and Duc Pham (“Pham”) have nominated people for election to our Board. RiverStyx has nominated Ben Franklin, Michael R. Levin and Lloyd M. Sems (collectively, the “RiverStyx Nominees”) and Pham has nominated himself.

Our board does not endorse the RiverStyx Nominees or Pham, and recommends that you vote “FOR” the election of Ruten Bhanderi, Anne M. Butler, Neal Goldman, Don O’Connell and James Tu on the WHITE proxy card attached hereto. Our board also recommends that you, using the WHITE proxy card, vote “FOR” the ratification of the appointment of BDO USA P.C. as our independent registered public accounting firm, and the advisory vote on compensation of our named executive officers, as well as selecting “1 YEAR” as the frequency of future advisory votes to approve executive compensation.

You might receive a proxy statement, proxy card, and other solicitation materials from RiverStyx and/or Pham. Since RiverStyx and Pham each has the option to choose which of our stockholders will receive its proxy solicitation materials, you might or might not receive them. We are not responsible for the accuracy of any information provided by, or relating to, RiverStyx, the RiverStyx Nominees or Pham contained in any proxy solicitation materials filed or disseminated by, or on behalf of, RiverStyx or Pham or any other statements that either of them otherwise makes.

Our Board strongly urges you to discard and not to sign or return any proxy card sent to you by RiverStyx or Pham. If you have previously submitted a blue proxy card sent to you by them, you have every right to change your vote and we strongly urge you to revoke that proxy by voting for our board’s nominees and on the other matters to be voted on at the Annual Meeting by using the enclosed WHITE proxy card. You may vote your WHITE proxy card by mail using the postage-paid return envelope enclosed or by voting via the Internet by following the instructions on your WHITE proxy card or WHITE voting instruction form. Only your latest dated proxy will be counted, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying proxy statement. Even if you would like to elect one or more of the RiverStyx Nominees or Pham, we strongly recommend you use the Company’s WHITE proxy card to do so.

Please note that this year, your proxy card looks different. It has more names on it than there are seats up for election. Under “universal proxy card” requirements, the Company’s WHITE proxy card is required to list the RiverStyx Nominees and Pham in addition to your Board’s nominees. Please mark your card carefully and only vote “FOR” the nominees recommended by your Board.

If you return a properly signed WHITE proxy card voting “FOR” fewer than five (5) director nominees, only the marked nominees will be voted; if you vote “FOR” more than five (5) nominees on your WHITE proxy card, no votes will be cast with respect to the election of any director nominees.

Voting Securities

Our common stock, no par value per share, is our Company’s only outstanding voting security. The Board of Directors has fixed the close of business on August 29, 2025 as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Accordingly, each holder of record of common stock as of the record date is entitled to one vote for each share of common stock held. Shareholders do not have cumulative voting rights. As of August 29, 2025, there were [●] shares of common stock outstanding.

Quorum and Vote Required

On August 13, 2025, North Carolina Chief Business Court Judge Michael L. Robinson entered an Order, directing the Company to hold its Annual Meeting on Monday October 13, 2025 (the “Order”). Pursuant to the Order, for purposes of this Annual Meeting only, the number of shares represented by shareholders who appear at the Annual Meeting, in person or by proxy, will represent a quorum.

Votes “for” and “against,” abstentions, shares that are withheld as to voting with respect to one or more of the director nominees will be considered to be present for purposes of determining whether a quorum exists. If a quorum is present at the beginning of the Annual Meeting, the shareholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Broker non-votes occur when there is at least one proposal being voted on at stockholder meetings that is considered routine under the rules of the NYSE (which generally control the ability of brokers to vote or not vote shares held in street name on certain matters), and beneficial owners of shares have not instructed their brokers on how to vote on the non-routine proposals under consideration. Only Proposal 2, the proposal to ratify the appointment of BDO as the independent registered public accounting firm for the fiscal year ending June 30, 2026, is considered a “routine” matter, which means that brokers firms that have not received voting instructions from the beneficial owners of shares may vote on this proposal in the broker’s discretion. Proposal 1, the election of directors, Proposal 3, the advisory vote to approve executive compensation and Proposal 4, the advisory vote on the frequency of future advisory votes to approve executive compensation, are all “non-routine” matters under NYSE rules, which means that brokers that have not received voting instructions from the beneficial owners of shares on these matters may not vote on these proposals.

Under North Carolina law and our Bylaws, directors are elected by a plurality of the votes cast by the shares of common stock present in person or by proxy and entitled to vote in the election of directors. Shares that are withheld as to voting with respect to a director nominee and shares held of record by a broker, as nominee, that are not voted will not be counted for purposes of electing directors.

Under our Bylaws, Proposal 2 will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal, although, as noted in the Proposal below, the Audit Committee of the Board has the right to retain BDO even if not approved by the shareholders or to retain a different firm even if the shareholders ratify the appointment. As noted above, brokers that have not received voting instructions from the beneficial owner may vote on this proposal. Abstentions will not be deemed to constitute votes cast and will therefore not affect the outcome of this proposal.

With respect to Proposals 3 and 4, such proposals will be approved if the votes cast for approval exceed the votes cast against approval for such proposals. Because the vote to approve Proposals 3 and 4 are advisory, your vote will not be binding upon the Board of Directors, your vote will not overrule any decision by the Board of Directors, and your vote will not create or imply any additional fiduciary duties on the Board of Directors or any of its members. However, the Board of Directors will take into account the outcome of the votes when considering future executive compensation arrangements and regarding the frequency of future shareholder advisory votes on executive compensation. Abstentions and broker non-votes will not be deemed to constitute votes cast and will therefore not affect the outcome of these proposals.

Under North Carolina law, our shareholders are not entitled to appraisal rights with respect to any of the proposals in this proxy statement.

Voting Procedures

You may vote shares by proxy or in person using one of the following methods:

•	Voting by Internet. You can vote over the Internet by following the directions at [www.voteproxy.com]. The deadline for voting over the Internet is Sunday, October 12, 2025 at 11:59 p.m. Eastern Time.

•	Voting by Mail. You can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date, and sign the card and return it by mail in the accompanying envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Friday, October 10, 2025.

•	Voting in Person. You can vote in person at the meeting if you are the record owner of the shares to be voted. You can also vote in person at the meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner. If a broker, bank, or other nominee holds your shares, to vote in person at the meeting you must present a letter or other proxy appointment, signed on behalf of the broker or nominee, granting you authority to vote the shares.

You can revoke your proxy and change your vote by: (1) attending the meeting and voting in person; (2) delivering written notice of revocation of your proxy to the Corporate Secretary at any time before voting is closed; (3) timely submitting new voting instructions over the Internet as described above; or (4) timely submitting a signed proxy card bearing a later date.

If you timely submit your proxy over the Internet or by proxy card as described above and have not revoked it, your shares will be voted or withheld from voting in accordance with the voting instructions you gave. If you timely submit your proxy as described above without giving voting instructions, your shares will be voted “for” the election of the persons nominated by our Board to serve as the directors of our Company and named in this proxy statement, “for” the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending June 30, 2026, “for” the approval of executive compensation, and “for” one year for the frequency of future shareholder advisory votes to approve executive compensation.

Expenses of Solicitation

We will bear the entire cost of the solicitation of proxies from our shareholders. Following the mailing of this proxy statement and the accompanying proxy card, our directors, officers, and employees may solicit proxies on behalf of our Company in person, by telephone, or by other electronic means. We may reimburse persons holding shares for others in their names or in those of their nominees for their reasonable expenses in sending proxy materials to their principals and obtaining their proxies.

Attending the Annual Meeting

Our Company’s shareholders who held shares of our common stock as of the close of business on August 29, 2025 may attend the Annual Meeting. For any questions regarding attending the Annual Meeting, including directions to the Annual Meeting, or our policies in place at the time of the meeting, please contact the Corporate Secretary at (919) 468-0399.

Householding

Some banks, brokers and similar institutions may participate in the practice of “householding” notices or other proxy materials. This means that only one copy of our proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the proxy materials to you if you write to us at the following address or call us at the following phone number:

Charles & Colvard, Ltd.

Attention: Corporate Secretary

170 Southport Drive

Morrisville, North Carolina 27560

Phone: Call (919) 468-0399 and ask to speak to the Corporate Secretary.

To receive separate copies of the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or similar institution or you may contact us at the above address or telephone number.

BACKGROUND OF THE SOLICITATION

On April 30, 2025, Duc Pham wrote the Nominating and Governance Committee (the “Committee”) of the Board, suggesting he be considered as a candidate to serve on the Company’s Board of Directors. The Committee carefully reviewed Pham’s background and experience, and concluded that he would not add significant needed skills or experience to the existing directors.

On August 27, 2024, the day before the nomination window was to close for our 2024 annual meeting of shareholders, the Company received a purported notice from Ben Franklin, a principal of RiverStyx, indicating their intention to nominate three candidates to stand for election to the Charles & Colvard Board of Directors at the Company’s upcoming Annual Meeting. Like most public companies that strive to maintain a professional, constructive and effective board, Charles & Colvard’s 2011 Amended and Restated Bylaws (the “Bylaws”) require a shareholder that wishes to nominate candidates for election to provide the Company with advance notice and relevant information regarding the shareholder and its candidates. The aim of such provisions, which numerous courts have recognized as valid, is to ensure that the Board and shareholders have adequate information with which to evaluate candidates and make an informed decision about the nomination and election of directors.

After a comprehensive review of the notice and its deficiencies, and with input from its advisors, the Board notified Mr. Franklin that the notice was invalid. The Board also reiterated its commitment to acting in the best interests of all shareholders and has invited Mr. Franklin to share his perspectives on the Company’s business and strategy directly with the Board. The parties signed a limited confidentiality agreement under which the Company shared certain information with RiverStyx. In ensuing discussions, RiverStyx offered little insight into any new ideas it had to increase shareholder value, other than to inquire about the value of the Company’s inventory if the gold therein was melted down and sold in what would effectively be a liquidation and winding up of the Company’s business.

Because the Company was struggling to complete the audit of its financial statements for the year ended June 30, 2024, including because of uncertainties caused by its ongoing arbitration with Wolfspeed, Inc. it did not hold a 2024 annual meeting of shareholders. After the Wolfspeed arbitration was settled in February 2025, the Company completed that audit, and filed its Annual Report on Form 10-K on April 3, 2025 and subsequently caught up on its subsequent Quarterly Reports on Form 10-Q on August 4, 2025.

Throughout this time period, the Company diligently sought additional capital to support its business and avoid a bankruptcy. On June 24, 2025, the Company entered into a Convertible Secured Note Purchase Agreement with Ethara Capital LLC, for $2 million of financing, which closed in July 2025. With that financing in place and by its terms having added Ruten Bhanderi and James Tu to its Board of Directors, the Company has refocused its efforts on growth and increasing shareholder value.

In the meantime, on July 10, 2025, RiverStyx petitioned the North Carolina Business Court for an order compelling the Company to hold a shareholder meeting to elect directors, indicating its intent to again nominate the three candidates it had previously attempted to put forward. Despite having been made aware that the Company was, in good faith, preparing to hold an annual meeting of shareholders as soon as reasonably practicable, RiverStyx refused to stay its petition, instead forcing the Company to allocate its limited resources towards legal matters during a time-sensitive and critical period of restructuring. On August 13, 2025, North Carolina Chief Business Court Judge Michael L. Robinson entered an Order, directing the Company to hold its Annual Meeting on Monday October 13, 2025 (the “Order”). Pursuant to the Order, the only matters to be considered and put to a vote of shareholders at the Annual Meeting shall be (a) election of the members of the Company’s Board of Directors, the Company’s intended nominees being current directors Ruten Bhanderi, Anne M. Butler, Neal Goldman, Don O’Connell and James Tu, (b) ratification of the Company’s independent auditor, (c) an advisory vote on executive compensation, and (d) an advisory vote on the frequency of shareholder advisory votes on executive compensation. The Committee evaluated RiverStyx’s nominees’ experience and backgrounds and determined that their skillsets would not further enhance the efficacy of the Board at this time. Additionally, the Board is concerned with RiverStyx’s strong apparent focus on liquidation and winding up of the Company’s business.

As noted above, in late August 2025, RiverStyx and Pham have nominated people for election to our Board. RiverStyx has nominated Ben Franklin, Michael R. Levin and Lloyd M. Sems (collectively, the “RiverStyx Nominees”) and Pham has nominated himself. Our board does not endorse the RiverStyx Nominees or Pham, and recommends that you vote “FOR” the election of Ruten Bhanderi, Anne M. Butler, Neal Goldman, Don O’Connell and James Tu on the WHITE proxy card attached hereto.

PROPOSAL 1

ELECTION OF DIRECTORS

Our business and affairs are managed under the direction of the Board of Directors, as provided by North Carolina law and our Bylaws. The Board of Directors establishes corporate policies and strategies and supervises the implementation and execution of those policies and strategies by our officers and employees. The directors are kept informed of our operations at meetings of the Board of Directors, through reports and analyses prepared by our management, and in discussions with our management.

Our Bylaws currently provide that the Board of Directors shall consist of not less than four nor more than 10 members and that at any time that it consists of nine or more members, the terms shall be staggered. The five persons named below have been recommended by our Nominating and Governance Committee and approved by the Board of Directors to be nominated as candidates to serve on the Board of Directors until the subsequent Annual Meeting of Shareholders or until his or her successor is elected and qualified, or until his or her death, resignation, removal, or disqualification or until there is a decrease in the number of directors. The age and a brief biographical description of each director nominee are set forth below. The information appearing below and certain information regarding beneficial ownership of securities by such nominees contained in this proxy statement has been furnished to us by the nominees. Each nominee for director has indicated that he or she is willing and able to serve as a director if elected. However, if any nominee should become unable to serve or for good cause will not serve, the proxies appointed for the Annual Meeting will vote for such other nominees and substitute nominees as designated by the Board of Directors.

Nominees for Election as Directors

Name	Age	Position(s) with Charles & Colvard, Ltd.	Director Since
James Tu	56	Director and Chairman of the Board of Directors	July 2025
Ruten Bhanderi	22	Director	July 2025
Anne M. Butler	76	Director	June 2012
Neal I. Goldman	81	Director	June 2014
Don O’Connell	59	Director, President and Chief Executive Officer	June 2020

James Tu was appointed to the Board of Directors in July 2025. Mr. Tu is a Chartered Financial Analyst (CFA) and is the Founder and Managing Partner of Fusion Park LLC, an investment and strategic advisory company based in New York. Mr. Tu has been a professional investment manager, advisor, chief executive officer and board director of numerous public and private technology companies, including, most recently, Bhanderi Lab Grown Diamonds, Inc., Growlity, Inc., Infintium Fuel Cell Technologies, and Canyon Magnet Energy. From May 2013 to June 2017, and from April 2019 to February 2022, Mr. Tu served as Chairman and Chief Executive Officer of Energy Focus, Inc. (Nasdaq: EFOI). Our Board of Directors believes Mr. Tu’s experience as a financial, investment and business expert qualifies him to serve on the Board and to provide management and operational advice to the Board.

Ruten Bhanderi was appointed to the Board of Directors in July 2025. Mr. Bhanderi is the Vice Chairman of Bhanderi Lab Grown Diamonds Inc., a leading Chemical Vapor Deposition (CVD) lab grown diamond manufacturer and an Executive Director of Surreal Diamond LLC, a lab-grown diamond jewelry wholesaler, both headquartered in New York City. Our Board of Directors believes Mr. Bhanderi’s experience as an executive in the international lab grown diamond business qualifies him to serve on the Board and to provide management and operational advice to the Board.

Anne M. Butler has served as a director of our Company since June 2012. Since January 2012, Ms. Butler has served as CEO of Butler Advisors, a consulting firm specializing in strategic and operational advising to private equity, venture capital, and institutional investors on direct selling acquisitions and management. As a leading executive in the direct selling industry, Ms. Butler has successfully run global businesses for Avon Products, Inc. (“Avon”), Aloette Cosmetics, Mary Kay Cosmetics, Inc. (“Mary Kay”), and PartyLite. Ms. Butler started her career with Avon, where she held a variety of progressive assignments across marketing, sales, new market expansion, and new business development while serving as Director of Marketing in Spain, Vice President of Avon Fashions in Brazil, and as General Manager, Avon Fashions for Continental Europe. At Mary Kay, Ms. Butler served as President of the Western and Central Europe business and subsequently successfully expanded the European business at PartyLite where she advanced to President, PartyLite International. Ms. Butler was appointed Worldwide President of PartyLite in May 2007, a position she held until January 2012. She also served on the Board of ViSalus Sciences, the weight loss and fitness direct sales subsidiary of Blyth, Inc. Ms. Butler served on the Board of AdvoCare International from July 2015 to June 2019. Ms. Butler currently serves on the Board of Autism Collier. Our Board of Directors has determined that Ms. Butler’s leadership in several public companies, as well as her background in marketing and global operations, qualifies her to serve on the Board of Directors.

Neal I. Goldman has served as a director of our Company since June 2014, as Executive Chairman of the Board of Directors from January 2015 until August 2017, and as Chairman of the Board of Directors from August 2017 through July 2025. Mr. Goldman has served as President of Goldman Capital Management, Inc., an investment advisory firm, since he founded the firm in 1985. Prior to that, Mr. Goldman was an analyst and portfolio manager at Shearson/American Express Inc. Mr. Goldman served on the Board of Directors of Blyth, Inc. (NYSE: BTH), a multi-channel company focused on the direct-to-consumer market, and includes in its portfolio two direct sales companies, PartyLite Gifts, Inc. (“PartyLite”), and ViSalus Sciences, from 1991 to August 2014. From August 2012 through November 2020, Mr. Goldman served on the Board of Imageware Systems, Inc. (OTCQB: IWSY), a leading company in the emerging market for biometrically enabled software-based identity management solutions. In August 2018, he was appointed to the Board of Directors of iPass Inc. (Nasdaq: IPAS), a leading provider of global mobile connectivity, and served until that company was acquired in February 2019. Mr. Goldman has also served on the Board of Directors of Koil Energy Solutions, Inc. (OTCQB: KLNG) (previously Deep Down Inc. (OTCQB: DPDW)), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, since April 2019. Mr. Goldman has also served on the Board of Directors of Milestone Scientific Inc. (NYSE American: MLSS), a biomedical technology research and development company, since April 2019, and was appointed Chairman of its Board of Directors in January 2023. Our Board of Directors has determined that Mr. Goldman’s extensive experience with the investment advisory industry, including his service as President of Goldman Capital Management, Inc., qualifies him to serve on the Board of Directors.

Don O’Connell was appointed as our President and Chief Executive Officer and as a director of our Company on June 1, 2020. Mr. O’Connell previously served as our Chief Operating Officer and Senior Vice President, Supply Chain & Distribution since May 23, 2017, and our Senior Vice President, Supply Chain & Distribution from March 2016 to May 2017. Prior to joining our Company, Mr. O’Connell served as Executive Vice President Operations & Global Jewelry Business Solutions at OFT Investment & Management Group, a fine jewelry solutions and services group, from February 2012 to March 2016. Prior to his employment with OFT Investment Management Group, Mr. O’Connell spent seven years with the Richline Group, LLC, a wholly owned subsidiary of Berkshire Hathaway, as Vice President, Operations & Procurement, both Foreign & Domestic. Prior to that, he was Vice President, Operations at Aurafin’s gem group division in Tamarac, FL and La Paz, Bolivia as well as Vice President, Manufacturing & Contracting with OCON Enterprise. Our Board of Directors has determined that Mr. O’Connell’s extensive operations and distribution background working with gemstone and fine jewelry companies qualifies him to serve on the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE COMPANY’S DIRECTOR NOMINEES.

CORPORATE GOVERNANCE MATTERS

Independent Directors

In accordance with certain rules adopted by the Securities and Exchange Commission (the “SEC”), our Board of Directors includes two “independent directors,” as determined in accordance with the listing standards of the OTC Experts Market (“OTCX”). The Board of Directors has determined that current directors Ms. Butler and Mr. Goldman are independent directors. The Board of Directors performed a review to determine the independence of its members and made a subjective determination as to each member that no transactions, relationships, or arrangements exist that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of our Company. In making these determinations, the Board of Directors reviewed the information provided by the directors with regard to each individual’s business and personal activities as they may relate to us and our management.

Meetings of the Board of Directors

Pursuant to our Corporate Governance Standards, all directors are expected to attend meetings of the Board of Directors and their assigned committees. The Board of Directors meets on a regularly scheduled and as needed basis and met 42 times during fiscal 2025. Each incumbent director attended 75% or more of the aggregate of the number of meetings of the Board of Directors held during the period that the individual was a director and the number of meetings of committees on which that director served that were held during the period of that director’s service. We also expect all directors to attend each annual meeting of shareholders. Five directors, comprising all of the nominees for election at the 2023 Annual Meeting of Shareholders, attended the 2023 Annual Meeting of Shareholders. We did not hold a meeting of shareholders in 2024.

Board Leadership Structure

Currently, Mr. O’Connell serves as our Chief Executive Officer and Mr. Tu serves as our Chairman of the Board of Directors. The Chairman is not an employee of our Company, but he does have a consulting agreement with the Company, as described below under “Director Compensation—Executive Chair Consulting Agreement”. The Board of Directors has determined that it is in the best interest of our Company to separate the roles of Chair and Chief Executive Officer, but that it is not critical for our Chairman to be an independent director at this time. The Chairman’s responsibilities include establishing Board meeting agendas in collaboration with our Chief Executive Officer and presiding at meetings of the Board of Directors and shareholders. The Chairman is also tasked with working closely with senior management of our Company regarding business strategy and the effective achievement of objectives and strategy following presentation to and approval by the Board of Directors. The Chief Executive Officer has general supervision, direction, and control of the business and affairs of our Company in the ordinary course of its business.

To ensure free and open discussion and communication among the non-management directors, such directors meet regularly in executive session in conjunction with regularly scheduled meetings of the Board of Directors. The director who presides at these meetings is chosen by the independent directors. Executive sessions of the independent directors are to occur at least four times a year.

Board’s Role in Risk Oversight

We operate in a complex environment and are subject to a number of significant risks. The Board of Directors works with our senior management to manage the various risks we face. The role of the Board of Directors is one of oversight of our risk management processes and procedures; the role of our management is to implement those processes and procedures on a daily basis and to identify, manage, and mitigate the risks that we face. As part of its oversight role, the Board of Directors regularly discusses, both with and without management present, our risk profile and how our business strategy effectively manages and leverages the risks that we face. Such discussions include, without limitation, evaluating and, when necessary, enhancing our cybersecurity measures.

To facilitate its oversight of our Company, the Board of Directors has delegated certain functions (including the oversight of risks related to these functions) to Board committees. The Audit Committee reviews and discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, the Compensation Committee evaluates the risks presented by our compensation programs and analyzes these risks when making compensation decisions, and the Nominating and Governance Committee evaluates whether the composition of the Board of Directors is appropriate to respond to the risks that we face. The roles of these committees are discussed in more detail below.

Although the Board of Directors has delegated certain functions to various committees, each of these committees regularly reports to and solicits input from the full Board of Directors regarding its activities. These discussions enable the Board of Directors to monitor our risk exposure and evaluate our risk mitigation efforts.

Anti-Hedging Policy

Our insider trading policy prohibits all directors, officers, and employees of our Company, their family members, and any agents, consultants, or other outsiders who are designated as insiders for purposes of the policy from trading in any interest or position relating to the future price of our Company’s securities, such as a put, call, or short sale. In addition, the policy prohibits engaging in hedging or monetization transactions with respect to Company securities, including zero-cost collars, forward sale contracts or any other similar instruments.

Standing Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee as standing committees of the Board of Directors. Each of these committees is governed by a formal written charter approved by the Board of Directors, copies of which are available on our website at https://ir.charlesandcolvard.com/governance/corporate-governance. Each committee is composed partially of independent directors. The following is a brief description of the responsibilities of each of these standing committees and their composition.

Audit Committee

The Audit Committee represents and assists the Board of Directors in its general oversight of our Company’s accounting and financial reporting processes, audits of the financial statements, and internal control and audit functions. The Audit Committee has the authority to, among other things, (i) appoint an independent registered public accounting firm to serve as our external auditor; (ii) review and discuss with such auditor the scope, timing, and results of its audit; (iii) review and discuss with management and the independent registered public accounting firm our internal control over financial reporting and related reports; (iv) review and approve in advance all “related person” transactions, as that term is defined in Item 404 of Regulation S-K; and (v) review our annual financial statements and approve their inclusion in our Annual Report on Form 10-K. The Audit Committee, which held 4 meetings in fiscal 2025, is currently composed of Mr. Goldman (Chairperson), Ms. Butler, and Mr. Tu. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board of Directors has determined that two of the members of the Audit Committee are independent directors in accordance with the independence rules for audit committee members promulgated by the SEC. Each member is able to read and understand fundamental financial statements, including our Company’s balance sheet, statement of operations, and cash flow statement. The Board of Directors has determined that Ms. Butler, Mr. Goldman, and Mr. Tu are “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

Compensation Committee

The Compensation Committee carries out the overall responsibility of the Board of Directors relating to executive compensation, evaluation, and development. The Compensation Committee has the authority to, among other things, (i) review and approve the corporate goals and objectives with respect to the compensation of our Chief Executive Officer and set the Chief Executive Officer’s annual compensation, including salary, bonus, incentive compensation, and equity compensation; (ii) review and approve the evaluation process and compensation structure for our officers and approve their annual compensation, including salary, bonus, incentive compensation, and equity compensation, and any special or supplemental benefits; (iii) review, approve and when appropriate, recommend to the Board of Directors for approval, incentive and equity compensation plans, which includes the ability to adopt, amend and terminate such plans; and (iv) evaluate and make recommendations to the Board of Directors concerning the compensation for directors, including if applicable, equity-based compensation. Two of the members of the Compensation Committee are independent directors in accordance with the Compensation Committee Charter. The Compensation Committee, which held 7 meetings in fiscal 2025, is currently composed of Ms. Butler (Chairperson), Mr. Bhanderi, Mr. Goldman, and Mr. Tu. Although the Compensation Committee may delegate authority to subcommittees to fulfill its responsibilities when appropriate, no such authority was delegated during fiscal 2025.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors as it deems necessary or advisable to assist in carrying out its responsibilities. In setting executive compensation for fiscal 2025, the Compensation Committee did not engage an outside compensation consultant. It received input from the Chief Executive Officer in setting executive compensation, including receiving input regarding the structure and potential payout amounts under the 2024 Program (as defined below), for the Chief Financial Officer.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for, among other things, (i) screening and recommending qualified candidates for election and appointment to the Board of Directors; (ii) recommending to the Board of Directors from time to time an appropriate organizational structure (including size and composition) for the Board of Directors; (iii) monitoring the independence of the Board of Directors and ensuring that the requisite number of directors serving on committees of the Board of Directors meet applicable independence requirements and assisting the Board of Directors in making related determinations; (iv) reviewing from time to time the appropriate qualifications, skills, and characteristics required of directors; (v) developing procedures to receive and evaluate Board of Directors nominations received from shareholders and other third parties; (vi) periodically reviewing and reassessing the adequacy of our Company’s corporate governance; conflicts of interest, business ethics policies, principles, codes of conduct, and guidelines; and formulating and recommending any proposed changes to the Board of Directors; and (vii) conducting an annual review of the effectiveness of the Board of Directors and its committees and presenting its assessment to the full Board of Directors. One of the members of the Nominating and Governance Committee is an independent director in accordance with the Nominating and Governance Committee Charter. The Nominating and Governance Committee, which held 1 meeting in fiscal 2025, is currently composed of Ms. Butler (Chairperson), Mr. Bhanderi, and Mr. Tu.

Director Nominations

Our Bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board of Directors at our next Annual Meeting of Shareholders. These provisions state that nominations for election as director must be made in writing and be delivered or mailed and received at our principal executive office not more than 90 calendar days and not fewer than 60 calendar days prior to the one year anniversary of the date of the notice of Annual Meeting of Shareholders for the immediately preceding annual meeting. In the case of a special meeting, no annual meeting was held in the previous year, or an annual meeting that is called for a date that is not within 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting, notice must be received no earlier than 90 days prior to such annual meeting or special meeting and no later than 60 days prior to such annual meeting or special meeting, or the close of business on the 10th day following the day on which notice of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. With respect to this Annual Meeting, pursuant to the terms of the Order, the deadline for director nominations was August 25, 2025, which was ten days after public announcement of this Annual Meeting, which occurred on August 15, 2025 through our filing of a Current Report on Form 8-K announcing the Annual Meeting and related matters, including the nomination deadline. The Corporate Secretary will provide the Nominating and Governance Committee with a copy of any such notification received by us from a shareholder purporting to nominate a candidate for election as a director. Any shareholder wishing to submit a nomination for a director of our Company should send the nomination to the Corporate Secretary, Charles & Colvard, Ltd., 170 Southport Drive, Morrisville, North Carolina 27560.

When submitting a nomination to us for consideration by the Nominating and Governance Committee, a shareholder must provide the following minimum information for each director nominee: (i) the name, age, business address, and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of our Company that are beneficially owned by such person, (iv) a description of all arrangements or understandings between the shareholder (or the beneficial owner, if any, on whose behalf such nomination is made) and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder, (v) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, (including, without limitation, such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected), and (vi) such additional information relating to such person as is deemed sufficient by the Board of Directors to establish that the person meets all minimum qualification standards or other criteria to serve as a director as may have been established by the Board of Directors or applicable law or listing standard. The shareholder also must provide the name and address, as they appear on our Company’s books, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf such proposal is made; the class and number of shares of our Company that are beneficially owned by the shareholder and the beneficial owner on whose behalf the proposal is made; any material interest, direct or indirect, of the shareholder and such beneficial owner in such business; and a representation that the shareholder is a holder of record of shares of our Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting. Shareholder nominations for a director must be made in a timely manner and otherwise in accordance with our Bylaws and applicable law. In addition, shareholders who intend to solicit proxies in support of director nominees other than the Board of Directors’ nominees in accordance with Rule 14a-19 under the Exchange Act must provide notice that sets forth the information required by the Company’s Bylaws and Rule 14a-19(b), which notice must be delivered to the Corporate Secretary within the applicable timeframes set forth in the Company’s Bylaws described above.

It is the policy of our Company and the Nominating and Governance Committee to evaluate suggestions concerning possible candidates for election to the Board of Directors submitted to us, including those submitted by members of the Board of Directors, shareholders, and third parties. Criteria used by the Nominating and Governance Committee in its evaluation of all candidates for nomination are set forth in our Corporate Governance Standards and include, but are not limited to (i) judgment, character, expertise, skills, and knowledge useful to the oversight of our business; (ii) diversity of viewpoints, backgrounds, ages, experiences, and other demographics; (iii) business or other relevant experience; and (iv) the extent to which the interplay of the candidate’s expertise, skills, knowledge, and experience with that of other members of the Board of Directors will build a Board of Directors that is effective, collegial, and responsive to the needs of our Company. After this evaluation process is concluded, the Nominating and Governance Committee recommends nominees to the Board of Directors for further consideration and approval.

No fees have been paid to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Shareholder Communication with the Board

As set forth in our Corporate Governance Standards, it is the policy of our Company and the Board of Directors to encourage free and open communication between shareholders and the Board of Directors. Any shareholder wishing to communicate with the Board of Directors should send any communication to the Corporate Secretary, Charles & Colvard, Ltd., 170 Southport Drive, Morrisville, North Carolina 27560. Any such communication must be in writing and must state the number of shares beneficially owned by the shareholder making the communication. Our Corporate Secretary will generally forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal, or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication. This process is intended to provide shareholders one means of communicating with directors and is not intended to be exclusive.

Codes of Conduct

The Board of Directors has adopted two separate codes of conduct: a Code of Ethics for Senior Financial Officers that applies to persons holding the offices of the Chief Executive Officer, Chief Financial Officer, Treasurer, and Principal Accounting Officer of our Company, and a Code of Business Conduct and Ethics that applies to all of our officers, directors, employees, agents, and representatives (including consultants, advisors, and independent contractors). Each code is available on our website at https://ir.charlesandcolvard.com/governance/corporate-governance. We intend to satisfy the disclosure requirement regarding any material amendment to a provision of either code that applies to the Chief Executive Officer, Chief Financial Officer, Treasurer, and Principal Accounting Officer by posting such information on our website. Any amendments or waivers of either code for any executive officer or director must be approved by the Board of Directors and will be publicly disclosed either by posting such amendment or waiver, along with the reasons for the waiver, on our website at https://ir.charlesandcolvard.com/governance/corporate-governance, by filing a Form 8-K with the SEC, or by issuing a press release in accordance with SEC requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since July 1, 2023, we have not been a participant in or a party to any related person transactions requiring disclosure under the SEC’s rules, except as disclosed herein.

On June 24, 2025, the Company entered into a Convertible Secured Note Purchase Agreement (the “Note Purchase Agreement”) with Ethara Capital LLC (the “Holder”), a Delaware limited liability company, which was not an affiliate of the Company prior to execution of the Note Purchase Agreement. In connection with the Note Purchase Agreement, the Company agreed to issue a convertible secured note (the “Note”) to the Holder for an aggregate total purchase price of $2.0 million, to be issued in two tranches: (i) an initial closing in the amount of $500,000 (the “Original Principal Amount”) on or before July 8, 2025 (the “First Closing”), and (ii) a subsequent and final closing of $1.5 million (the “Additional Principal Amount”) on such date as the Company and the Holder thereafter agree, but no later than July 23, 2025 (the “Second Closing,” and together with the First Closing, the “Closings”). The Second Closing occurred and the full amount of the Note was funded on July 21, 2025.

The principal amount on which interest will accrue is equal to the Original Principal Amount as such amount may be (i) increased by payment of PIK Interest (as defined below), (ii) increased by the Additional Principal Amount, and (iii) reduced pursuant to any conversion or redemption effected in accordance with the terms of the Note (such balance from time to time being the “Accreted Principal Amount”). Interest will accrue on the Accreted Principal Amount at an annual rate equal to 5%, payable monthly at the Holder’s discretion in either (i) cash or (ii) an increase in the Accreted Principal Amount by the amount of interest payable (the “PIK Interest”). Subject to first obtaining Company shareholder approval (which is not being sought at this time), the Holder may, in its sole discretion, convert all or any portion of the Accreted Principal Amount (plus accrued and unpaid interest) into shares of the Company’s common stock (the “Conversion Shares”) at any time after the issuance of the Note pursuant to its terms. The Accreted Principal Amount, together with any accrued and unpaid interest, shall be due and payable three months following the date the Note is issued (the “Maturity Date”). The Holder may irrevocably elect to extend the Maturity Date for three periods of up to one year each, provided that the Maturity Date cannot be extended later than thirty-nine months following the date the Note is issued. The Second Closing is conditioned on the absence of both an Event of Default and Fundamental Change (each as defined in the Note). The Note is secured by the Company’s Collateral, as defined in the Security Agreement discussed below, but subordinated to the Company’s debt to Wolfspeed, Inc.

The Company agreed to enter into a registration rights agreement relating to the registration for resale of the Conversion Shares. The Note also contains Company restrictive affirmative and negative covenants regarding the operation of its business.

The Company has a policy for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, in which the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. Notwithstanding anything therein to the contrary, the policy is to be interpreted only in such a manner as to comply with Item 404 of Regulation S-K.

PROPOSAL 2

APPOINTMENT OF Independent Registered Public Accounting Firm

The Audit Committee has appointed BDO USA, P.C. (“BDO”) as our Company’s independent registered public accounting firm for the fiscal year ending June 30, 2026, subject to ratification by our shareholders. Although shareholder ratification of the appointment of BDO is not required by law, we desire to solicit such ratification as a matter of good corporate governance. If the appointment of BDO is not approved by a majority of the shares cast at the Annual Meeting, the Audit Committee may consider the appointment of another independent registered public accounting firm for fiscal 2026 but may determine to remain with BDO. BDO has acted as our independent registered public accounting firm since December 2010. Representatives of BDO are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

Principal Accountant Fee Information

For the fiscal years ended June 30, 2024 and 2025, fees billed or expected to be billed for services provided by BDO are as follows:

	Amount of Fees
Type of Service	2024	2025
Audit Fees	$620,000	$350,000
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Totals	$620,000	$350,000

Audit Fees. This category includes fees billed for the fiscal periods shown for professional services for the audit of our annual financial statements included in our annual reports on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for the relevant fiscal periods.

Audit-Related Fees. This category includes fees billed in the fiscal periods shown for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the category “Audit Fees.” There were no “Audit-Related Fees” billed to us during fiscal 2024 or fiscal 2025.

Tax Fees. This category includes fees billed in the fiscal periods shown for professional services for tax compliance, tax advice, and tax planning. There were no “Tax Fees” billed to us during fiscal 2024 or fiscal 2025.

All Other Fees. This category includes fees billed in the fiscal periods shown for products and services provided by the principal accountant that are not reported in any other category. There were no “All Other Fees” billed to us during fiscal 2024 or fiscal 2025.

The Board of Directors has adopted an Audit Committee Pre-Approval Policy. Pursuant to the Pre-Approval Policy, all new projects (and fees) relating to our independent registered public accounting firm either must be authorized in advance under the general pre-approval guidelines set forth in the Pre-Approval Policy or specifically approved in advance by the full Audit Committee. General pre-approval under the policy is provided for 12 months (unless the Audit Committee specifically provides for a different period), is limited to certain projects listed in the policy, and is subject to meeting a specific budget for each project, which budget is contained in the policy. Any project that falls within the scope of the general pre-approval guidelines but exceeds the budgetary limit up to $10,000 may be approved by the Chairperson of the Audit Committee or his or her designee, while all other projects must be specifically approved by the full Audit Committee. There were no new projects authorized during fiscal 2024 or fiscal 2025.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Certain information regarding our executive officers is set forth below. Executive officers are appointed by the Board of Directors to hold office until their successors are duly appointed and qualified or until their resignation, retirement, death, removal or disqualification. The information appearing below and certain information regarding beneficial ownership of securities by certain executive officers contained in this proxy statement has been furnished to us by the executive officers. Information regarding Mr. O’Connell is included in the director nominee profiles set forth above.

Name	Age	Title	Executive Officer Since
Don O’Connell	59	President and Chief Executive Officer and Director	May 2017
Clint J. Pete	63	Chief Financial Officer and Treasurer	December 2016

Clint J. Pete was appointed as our Chief Financial Officer on May 23, 2017. Mr. Pete previously served as our Interim Chief Financial Officer from December 2016 to May 2017 and as our Corporate Controller from June 2016 to December 2016. Prior to joining our Company, Mr. Pete most recently served as Director of Business Planning for Oracle Corporation, a cloud application company, from June 2013 to May 2016.  Prior to his employment with Oracle Corporation, Mr. Pete served as Business Unit Controller, Global Signaling Solutions of Tekelec, a telecommunications company, from May 2011 to May 2013. At Tekelec, Mr. Pete also previously served as Global Revenue Controller. Prior to his employment with Tekelec, Mr. Pete served as Vice President of Finance and Controllers at Qualex Inc., a Kodak company. Before joining Qualex Inc., Mr. Pete held various management positions at Ernst & Young, LLP, an international public accounting firm. Mr. Pete holds a Bachelor of Business Administration degree in Accounting and Finance from Texas Tech University.

EXECUTIVE COMPENSATION

The following tables and narrative discussion summarize the compensation we paid for services in all capacities rendered to us during the fiscal years ended June 30, 2025 and 2024 by our principal executive officer and all our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Don O’Connell	2025	$314,467	-		$-	$-		$-	$48,875	(2)	$363,342
President and Chief Executive Officer	2024	$372,979	$25,000	(3)	$-	$52,250	(4)	$-	$61,875	(5)	$512,104
Clint J. Pete	2025	$237,846	-		$-	$-		$-	$11,327	(6)	$249,173
Chief Financial Officer and Treasurer	2024	$279,078	$20,000	(7)	$-	$26,125	(8)	$-	$28,631	(9)	$353,834

(1)	The amounts shown in these columns reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC Topic 718”), of the stock awards, excluding the effect of any estimated forfeitures, granted to each of our named executive officers. The assumptions made in determining these values are set forth in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2024 here within.

(2)	Includes $22,845 of housing allowance, $15,000 of commuting benefits, and $11,032 of long-term disability insurance and life insurance premiums.

(3)	Reflects a discretionary cash bonus paid to Mr. O’Connell on December 22, 2023.

(4)	Reflects the equity portion of the performance-based award granted to Mr. O’Connell under the 2024 Program (as defined below). Pursuant to FASB ASC Topic 718, the aggregate grant date fair value of the equity portion of this award was $52,250, assuming that the highest level of performance conditions had been achieved. In Fiscal 2024, the Compensation Committee did not set performance goals related to the awards granted under the 2024 Program. On November 8, 2024, based on the financial performance of the Company, the Compensation Committee cancelled all of the share based awards granted to the executive team in Fiscal 2024 (prior to setting performance goals), under the 2024 Program.

(5)	Includes $22,529 of housing allowance, $19,213 of 401(k) employer matching contributions, $15,000 of commuting benefits, and $5,135 of long-term disability insurance and life insurance premiums.

(6)	Includes $11,327 of long-term disability insurance and life insurance premiums.

(7)	Reflects a discretionary cash bonus paid to Mr. Pete on December 22, 2023.

(8)	Reflects the equity portion of the performance-based award granted to Mr. Pete under the 2024 Program (as defined below). Pursuant to ASC Topic 718, the aggregate grant date fair value of the equity portion of this award was $26,125 assuming that the highest level of performance conditions had been achieved. In Fiscal 2024, the Compensation Committee did not set performance goals related to the awards granted under the 2024 Program. On November 8, 2024, based on the financial performance of the Company, the Compensation Committee cancelled all of the share-based awards granted to the executive team in Fiscal 2024 (prior to setting performance goals), under the 2024 Program.

(9)	Includes $16,745 of 401(k) employer matching contributions and $5,135 of long-term disability insurance and life insurance premiums.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table provides information about outstanding equity awards held by the NEOs as of June 30, 2024, as retrospectively adjusted for the one-for-ten (1:10) reverse stock split of the Company’s common stock, no par value per share, effective on May 17, 2024.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Don O’Connell	3/15/2016	5,000	-	$14.40	3/15/2026
	5/23/2017	10,000	-	8.80	5/23/2027
	6/1/2020	34,999	-	6.99	6/1/2030
	11/14/2023	10,000	-	2.97	11/14/2033

Clint J. Pete	8/23/2016	2,000	-	12.90	8/23/2026
	5/23/2017	10,000	-	8.80	5/23/2027
	11/14/2023	5,000	-	2.97	11/14/2033

Agreements Involving Named Executive Officers

Don O’Connell

We entered into an amended and restated employment agreement with Mr. O’Connell, effective as of June 1, 2020. The amended and restated employment agreement has a term of one year that renews automatically on an annual basis. In response to the impacts of significant gold pricing increases, lab grown diamond and moissanite pricing, inflation and a deeply discounted retail environment on the business of Charles & Colvard, Ltd., on July 15, 2024 we entered into an amendment to Mr. O’Connell’s employment agreement pursuant to which his base salary was reduced to $340,672 (a 10% reduction from his then-current salary), effective June 24, 2024 and continuing until such date as the Company’s Board of Directors may determine (the “First Amendment to Mr. O’Connell’s Employment Agreement”). Mr. O’Connell will not be entitled to any back pay for the period of time that his base salary is reduced under the First Amendment to Mr. O’Connell’s Employment Agreement. On March 18, 2025, in connection with our ongoing efforts to reduce short-term spending, we entered into an amendment (the “Second Amendment to Mr. O’Connell’s Employment Agreement”), pursuant to which 25% of Mr. O’Connell’s base salary will be deferred and payable upon the earlier of: (i) March 15, 2026, (ii) the consummation of a Change of Control, pursuant to the Original Agreements, or (iii) at the discretion of the Company’s Board of Directors (the “Board”). The Second Amendment to Mr. O’Connell’s Employment Agreement applies to the base salary earned by Mr. O’Connell beginning March 3, 2025, and continues until such date as the Board may determine. As a condition to the Company’s entry into the Note Purchase Agreement with Ethara Capital LLC, on July 21, 2025, Mr. O’Connell executed a waiver of all severance benefits to which he would otherwise be entitled under his employment agreement.

Mr. O’Connell is entitled to receive such benefits as are made available to our other similarly-situated executive employees, including, but not limited to, life, medical, and disability insurance, as well as retirement benefits. Mr. O’Connell is also entitled to a monthly housing allowance of up to $1,700 per month as long as his primary residence remains outside of North Carolina and an annual aggregate amount of $15,000 per year for the costs of travel to such primary residence.

Pursuant to the employment agreement, Mr. O’Connell is prohibited from competing with us or attempting to solicit our customers or employees.

Clint J. Pete

We entered into an employment agreement with Mr. Pete, effective as of May 23, 2017, with a term of one year that renews automatically on an annual basis. In response to the impacts of significant gold pricing increases, lab grown diamond and moissanite pricing, inflation and a deeply discounted retail environment on the business of Charles & Colvard, Ltd., on July 15, 2024 we entered into an amendment to Mr. Pete’s employment agreement pursuant to which his base salary was reduced to $253,442 (a 10% reduction from his then-current salary), effective June 24, 2024 and continuing until such date as the Company’s Board of Directors (the “Board”) may determine (the “Second Amendment to Mr. Pete’s Employment Agreement”). Mr. Pete will not be entitled to any back pay for the period of time that his base salary is reduced under the Second Amendment to Mr. Pete’s Employment Agreement. On March 18, 2025, in connection with our ongoing efforts to reduce short-term spending, we entered into an amendment to Mr. Pete’s employment agreement pursuant to which 20% of Mr. Pete’s base salary will be deferred and payable upon the earlier of (i) March 15, 2026, (ii) the consummation of a Change of Control, pursuant to the Original Agreements, or (iii) at the discretion of the Company’s Board (the “Third Amendment to Mr. Pete’s Employment Agreement”). The Third Amendment to Mr. Pete’s Employment Agreement applies to the base salary earned by Mr. Pete beginning March 3, 2025, and continues until such date as the Board may determine. As a condition to the Company’s entry into the Note Purchase Agreement with Ethara Capital LLC, on July 21, 2025, Mr. Pete executed a waiver of all severance benefits to which he would otherwise be entitled under his employment agreement.

Mr. Pete is entitled to receive such benefits as are made available to our other similarly-situated executive employees, including, but not limited to, life, medical, and disability insurance, as well as retirement benefits.

Pursuant to the employment agreement, Mr. Pete is prohibited from competing with us or attempting to solicit our customers or employees.

Termination and Change of Control Arrangements

In addition, the Charles & Colvard, Ltd. 2008 Stock Incentive Plan, as amended (the “2008 Plan”), and the Charles & Colvard, Ltd. 2018 Equity Incentive Plan (the “2018 Plan”) provide for adjustments to or accelerated vesting of equity awards under specified circumstances, as described below. The 2008 Plan expired (with respect to future grants) on May 26, 2018.

The 2008 Plan provides that, in the event of a change of control of our Company (as defined in the 2008 Plan), the Compensation Committee has sole discretion to determine the effect, if any, on an award, including, but not limited to, the vesting, earning, and/or exercisability of an award.

The 2018 Plan provides that in the event of a participant’s termination of continuous service without cause (as defined in the 2018 Plan) or for good reason (as defined in the 2018 Plan) during the six-month period following a change in control (as defined in the 2018 Plan), notwithstanding any provision of the 2018 Plan or any applicable award agreement to the contrary, all outstanding awards will become 100% vested (or in the case of restricted stock or restricted stock units, the restricted period will expire). In addition, in the event of a change in control, the Compensation Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such awards based upon the price per share of common stock received or to be received by other shareholders of our Company in the event.

Fiscal 2026 Executive Incentive Program

On August 21, 2025, in order to incentivize director, employee and key consultant performance and align their interests with the shareholders at this critical time in the Company’s history, the Compensation Committee of the Board of Directors (the “Board”) of Charles & Colvard, Ltd. approved the Charles & Colvard, Ltd. (the “Company”) Fiscal 2026 Executive Incentive Program (the “FY2026 Program”), with effect as of July 1, 2025. The total number of Restricted Stock Units (“RSUs”) to be authorized under the FY2026 Program is 1,338,000. The FY2026 Program supersedes and replaces all prior management incentive plans or programs for all periods commencing on or after July 1, 2025.

Each award granted under the FY2026 Program shall be expressed in “Units” and each Unit shall consist of, at grantee’s election:

Option A –  (1) a restricted stock award representing 65% of the Unit (the “Restricted Stock Component”), granted to the grantee, and (2) a cash bonus award representing 35% of the Unit (the “Cash Component”), to be paid to the grantee (for employees on the payroll date following the vesting date, and for consultants and non-employee Board members within one month of the vesting date); or

Option B – a restricted stock award representing 100% of the Unit granted to the grantee.

Grantees must elect Option A or Option B within one (1) week after the Company files its Form 10-K for FY2025, and grantees are only allowed to change their election for future tranches no less than three (3) months before such election change will take effect. The Company may reject such election changes in the event that the grantee is in possession of material nonpublic information at the time the request is made.

For the avoidance of doubt, the Cash Component of a Unit does not in any way represent an ownership interest in the Company, nor does it give an eligible grantee any rights as a shareholder of the Company.

An eligible grantee must remain in continuous service until the end of the applicable quarter for restrictions to fully lapse on the Restricted Stock Component and for the Cash Component (if any) to be paid.

Under the FY2026 Program, the Compensation Committee has granted James Tu, who serves as Executive Chairman of the Board, 480,000 Units, Ruten Bhanderi, who serves as Executive Director, 240,000 Units and independent directors Anne Butler and Neal Goldman 24,000 Units each, with all these grants vesting quarterly over one year. Additionally, under the FY2026 Program, the Compensation Committee granted the Chief Executive Officer 240,000 Units vesting quarterly over three years, the Chief Financial Officer 102,000 Units vesting quarterly over three years, and each Vice President 102,000 Units vesting quarterly over three years.

Fiscal 2024 Executive Equity Incentive Program

On October 13, 2023, the Compensation Committee approved the Charles & Colvard, Ltd. Fiscal 2024 Executive Equity Incentive Program (the “2024 Program”), effective as of July 1, 2023.

The 2024 Program provides an incentive opportunity for the Company’s named executive officers through the grant of stock options. Stock options granted under the 2024 Program have both performance and service measures. Achievement of the officer’s performance measures is determined in good faith by the Compensation Committee based on the officer’s achievement against Company goals for the period from July 1, 2023 through June 30, 2024.

Under the 2024 Program, the Compensation Committee granted the Chief Executive Officer 15,000 options and the Chief Financial Officer 7,500 options, as retrospectively adjusted for the reverse stock split.

On November 8, 2024, the Compensation Committee reviewed corporate performance for the fiscal year ended June 30, 2024 and determined the achievement levels of the performance goals under the 2024 Program. The Compensation Committee determined the performance goals were not achieved at target levels and therefore, the stock option awards did not vest.

Fiscal 2023 Senior Management Equity Incentive Program

On November 7, 2022, the Compensation Committee approved the Charles & Colvard, Ltd. Fiscal 2023 Senior Management Equity Incentive Program (the “2023 Program”), effective as of July 1, 2022.

The 2023 Program provided an incentive opportunity for the Company’s executive officers, including our named executive officers, through the grant of an award expressed in “Units” where each Unit consisted of (i) a restricted stock award representing 65% of the Unit (the “Restricted Stock Component”) and (ii) a cash bonus award representing 35% of the Unit (the “Cash Component”).

Units granted under the FY2023 Program had both performance and service measures. Achievement of an officer’s performance measures were measured by the Compensation Committee as follows: (1) 65% of each Unit was based on the achievement of a Company goal regarding revenue (the “Revenue Measure”); and (2) 35% of each Unit was based on the achievement of a Company goal regarding EBITDA (the “EBITDA Measure” and together with the Revenue Measure, the “Company Measures”), all for the period from July 1, 2022 through June 30, 2023. Under the 2023 Program, the Compensation Committee granted the Chief Executive Officer 150,000 target Units and the Chief Financial Officer 75,000 target Units.

On October 13, 2023, the Compensation Committee reviewed corporate performance for the fiscal year ended June 30, 2023 and determined the achievement levels of the performance goals under the 2023 Program. The Compensation Committee determined the performance goals were not achieved at target levels and therefore, the Restricted Stock Component of each award was forfeited and the Cash Component of each award was not paid. Also on October 13, 2023, the Compensation Committee granted Mr. O’Connell and Mr. Pete discretionary awards of $25,000 and $20,000 in cash, respectively, and 10,000 and 5,000 stock options, respectively, as retrospectively adjusted for the reverse stock split. The option awards were granted under the 2018 Plan on November 14, 2023, two trading days after the Company’s trading window reopened. The exercise price of the option awards is equal to the grant date fair market value of the award and the award vested immediately on the date of grant.

Pay Versus Performance

For the purposes of this Section, we have elected to take advantage of certain of the scaled disclosures available to the Company for smaller reporting companies. As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to certain individuals by the Company and certain financial performance of the Company. In determining the “compensation actually paid” to our named executive officers, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for the 2023, 2024 and 2025 fiscal years. Note that our “PEO”, or principal executive officer, is Mr. O’Connell and our “Non-PEO NEO”, is our only other executive officer in each of the fiscal years reported, Mr. Pete.

Fiscal Year	Summary Compensation Table Total for PEO[1]	Compensation Actually Paid to PEO[2]	Summary Compensation Table Total for Non-PEO NEO[3]	Compensation Actually Paid to Non-PEO NEO[4]	Value of Initial Fixed $100 Investment Based On Company Total Shareholder Return[5]	Net (Loss) Income[6]
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2025	(7)	(7)	(7)	(7)	(7)	(7)
2024	$497,106	$464,956	$353,835	$337,760	$6	$(11,472,024)
2023	$578,368	$369,294	$372,903	$268,366	$32	$(19,580,794)

1 This column represents the amount of total compensation reported for Mr. O’Connell (our President and Chief Executive Officer) for each corresponding fiscal year in the “Total” column of the Summary Compensation Table. Please refer to the Fiscal 2025 Summary Compensation Table in this proxy statement or the Summary Compensation Table included in our definitive proxy statement filed with the SEC on October 27, 2023, as applicable.

2 This column represents the amount of “compensation actually paid” to Mr. O’Connell, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. O’Connell during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. O’Connell’s total compensation for each fiscal year to determine the “compensation actually paid”:

Fiscal Year	Reported Summary Compensation Table Total for PEO(a)	Reported Summary Compensation Table Value of PEO Equity Awards (b)	Adjusted Value of Equity Awards(c)	Compensation Actually Paid to PEO
2025	(7)	(7)	(7)	(7)
2024	$497,106	$52,250	$20,100	$464,956
2023	$578,368	$94,088	$(114,986)	$369,294

(a)	This column represents the amount of total compensation reported for Mr. O’Connell for each corresponding fiscal year in the “Total” column of the Summary Compensation Table for the applicable year.

(b)	This column represents the grant date fair value of equity awards reported in the “Stock Awards” column in the Summary Compensation Table for the applicable fiscal year.

(c)	This column represents an adjustment to the amounts in the “Stock Awards” column in the Summary Compensation Table for the applicable fiscal year (a “Subject Year”). For a Subject Year, the adjusted amount replaces the “Stock Awards” column in the Fiscal 2024 Summary Compensation Table for Mr. O’Connell to arrive at “compensation actually paid” to Mr. O’Connell for that Subject Year. The adjusted amount is determined by adding (or subtracting, as applicable) the following for that Subject Year: (i) the fiscal year-end fair value of any equity awards granted in the Subject Year that are outstanding and unvested as of the end of the Subject Year; (ii) the amount of change as of the end of the Subject Year (from the end of the prior fiscal year) in the fair value of any awards granted in prior fiscal years that are outstanding and unvested as of the end of the Subject Year; (iii) for awards that are granted and vest in the Subject Year, the fair value as of the vesting date; (iv) for awards granted in prior fiscal years that vest in the Subject Year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in the fair value; (v) for awards granted in prior fiscal years that are determined to fail to meet the applicable vesting conditions during the Subject Year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the Subject Year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the Subject Year. The amounts added or subtracted to determine the adjusted amount are as follows:

Fiscal Year	Fiscal Year End Fair Value of Unvested Equity Awards Granted in the Fiscal Year (i)	Fiscal Year over Fiscal Year Change in Fair Value of Outstanding and Unvested Equity Awards at Fiscal Year End Granted in Prior Fiscal Years (ii)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Fiscal Year (iii)	Change in Fair Value of Equity Awards as of the Vesting Date from the prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year (iv)	Fair Value at the End of the Prior Fiscal Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year (v)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Fiscal Year (vi)	Adjusted Value of Equity Awards
2025	(7)	(7)	(7)	(7)	(7)	(7)	(7)
2024	$0	$0	$20,100	$0	$0	$0	$20,100
2023	$0	$0	$0	$(21,198)	$(93,788)	$0	$(114,986)

The fair value or change in fair value, as applicable, for performance-based awards was determined by reference to the closing price of our common stock on the applicable measurement date multiplied by the probability of achievement as of such date. For stock options, the fair value or change in fair value, as applicable, was determined by utilizing the Black-Scholes valuation mode. The model references the closing stock price, in addition to the stock option’s strike price, expected life, volatility, expected dividend yield, and risk-free rate as of the measurement date.

3      This column represents the amount reported for the Company’s sole Non-PEO NEO, Mr. Pete, in accordance with Item 402(m)(2), as reported in the “Total” column of the Summary Compensation Table in each applicable fiscal year. Please refer to the Summary Compensation Table in the Company’s proxy statement for the applicable fiscal year.

4      This column represents the amount of “compensation actually paid” to the Non-PEO NEO, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-PEO NEO during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to total compensation for the Non-PEO NEO for each fiscal year to determine the compensation actually paid, using the same adjustment methodology described above in Note 2(c):

Fiscal Year	Reported Summary Compensation Table Total for Non-PEO NEO(a)	Reported Summary Compensation Table Value of Non-PEO NEO Equity Awards(b)	Non-PEO NEO Adjusted Value of Equity Awards (c)	Compensation Actually Paid to Non-PEO NEO
2025	(7)	(7)	(7)	(7)
2024	$353,835	$26,125	$10,050	$337,760
2023	$372,903	$47,044	$(57,493)	$268,366
2022	$609,227	$241,501	$33,233	$400,959

(a)	This column represents the amount reported for the Company’s sole Non-PEO NEO in the “Total” column of the Summary Compensation Table in each applicable fiscal year. Please refer to the Summary Compensation Table in the Company’s proxy statement for the applicable fiscal year.

(b)	This column represents the total amounts reported for the sole Non-PEO NEO in the “Stock Awards” column in the Summary Compensation Table in each applicable fiscal year. Please refer to the Summary Compensation Table in the Company’s proxy statement for the applicable fiscal year.

(c)	This column represents an adjustment to the amount reported for the sole Non-PEO NEO in the “Stock Awards” column in the Summary Compensation Table in the Company’s proxy statement for each applicable fiscal year determined using the same methodology described above in Note 2(c). For each fiscal year, the adjusted amount replaces the “Stock Awards” column in the Summary Compensation Table for the sole Non-PEO NEO to arrive at “compensation actually paid” to each Non-PEO NEO for that fiscal year. The amounts added or subtracted to determine the adjusted amount are as follows:

Fiscal Year	Average Fiscal Year End Fair Value of Equity Awards Granted in the Fiscal Year	Average Fiscal Year over Fiscal Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Fiscal Years	Average Fair Value as of Vesting Date of Equity Awards Granted in the Fiscal Year and Vested in the Fiscal Year	Average Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Average Fair Value at the End of the Prior Fiscal Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Fiscal Year	Adjusted Average Value of Equity Awards
2025	(7)	(7)	(7)	(7)	(7)	(7)	(7)
2024	$0	$0	$10,050	$0	$0	$0	$10,050
2023	$0	$0	$0	$(10,600)	$(46,893)	$0	$(57,493)

[5]	This column represents cumulative Company total shareholder return (TSR). TSR is cumulative for the measurement periods beginning on June 30, 2022 and ending on June 30 of each of 2025, 2024 and 2023, respectively, calculated by dividing the difference between our Company’s share price at the end and the beginning of the measurement period by our company’s share price at the beginning of the measurement period. No dividends were paid in 2023, 2024 or 2025.

[6]	This column represents the amount of net (loss) income reflected in the Company’s audited financial statements for the applicable fiscal year.

[7]	[To be updated prior to definitive.]

Description of the Information Presented in the Pay versus Performance Table

As described in greater detail in this Executive Compensation section, the Company’s executive compensation program reflects a pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance (as described in greater detail above), not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular fiscal year. Compensation actually paid is influenced by numerous factors, including but not limited to the timing of new grant issuances and outstanding grant vesting, share price volatility during the fiscal year, our short-term metrics, and many other factors. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

The relationship between the Compensation Actually Paid to our PEO and the Compensation Actually Paid to the Non-PEO NEO and the Company’s TSR.

The compensation actually paid to our PEO, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $(a), $464,956 and $369,294 for 2025, 2024 and 2023, respectively. The amount of compensation actually paid to our sole Non-PEO NEO, as computed in accordance with Item 402(v) of Regulation S-K, was $(a), $337,760 and $268,366 for 2025, 2024 and 2023, respectively. The TSR of the Company, assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $(a), $6 and $32 for the measurement periods beginning on June 30, 2022 and ending on June 30 of each of 2025, 2024 and 2023, respectively. Please see Note 5 above for additional information related to the computation of Company TSR.

The relationship between the Compensation Actually Paid to our PEO and the Compensation Actually Paid to the Non-PEO NEO and the Company’s Net Income.

The compensation actually paid to our PEO, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $(a), $464,956 and $369,294 for 2025, 2024 and 2023, respectively. The average amount of compensation actually paid to our sole Non-PEO NEO, as computed in accordance with Item 402(v) of Regulation S-K, was $(a), $337,760 and $268,366 for 2025, 2024 and 2023, respectively. The Company’s net (loss) income, as computed in accordance with Item 402(v) of Regulation S-K and reflected in the Company’s audited financial statements for the applicable fiscal year, was $(a), $(11,472,024) and $(19,580,794) for 2025, 2024 and 2023, respectively.

(a)            [To be updated prior to definitive.]

DIRECTOR COMPENSATION

The following table and narrative discussion summarize the compensation paid to our non-employee directors during fiscal 2025.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Neal I. Goldman	$-	$-	$-	$-
Anne M. Butler	-	-	-	-
Benedetta Casamento	-	-	-	-
Ollin B. Sykes	-	-	-	-

(1)	As of June 30, 2025, the aggregate number of shares that were subject to option awards outstanding for each director was as follows: Mr. Goldman, 21,043 Ms. Butler, 44,272; Ms. Casamento, 23,594; and Mr. Sykes, 19,130.

Director Compensation Policy

On September 12, 2017, our Board of Directors adopted a revised director compensation policy, effective as of October 1, 2017, which provides that each designated non-management member of the Board of Directors will receive (i) an annual retainer of $30,000 to be paid in four quarterly installments in arrears, to be pro-rated as applicable; (ii) upon appointment to the Board of Directors to fill a vacancy, a stock option grant with a grant date value determined by the Board of Directors as appropriate considering the time remaining before re-election; and (iii) a stock option grant upon annual re-election as a director with a grant date value of $50,000, except for the Chairperson, who will receive a stock option grant with a grant date value of $55,000, which vests contingent upon service on the Board of Directors until the Company’s next Annual Meeting of Shareholders following the grant date. Additionally, certain specific members of the Board of Directors will receive additional annual retainers, paid in four quarterly installments in arrears, pro-rated as applicable, in the following amounts: (i) the Chairperson will receive $40,000, in lieu of the $30,000 annual retainer paid to other members of the Board of Directors, (ii) the Chairperson of the Audit Committee will receive $15,000, (iii) the Chairperson of the Compensation Committee and Nominating and Governance Committee will receive $7,500 each, and (iv) Board committee members (excluding the committee chairperson) will receive $5,000. Directors will not receive a fee for each Board of Directors or committee meeting, whether or not such meeting is in person or telephonic. Members of the Board of Directors may only receive retainers for serving as a member (including chairperson) of two Board committees.

In response to the impacts of significant gold pricing increases, lab grown diamond and moissanite pricing, inflation and a deeply discounted retail environment on the business of Charles & Colvard, Ltd., the Board approved a 100% reduction in fees paid to the Company’s directors, beginning with the fiscal quarter ending June 30, 2024 and continuing until such date as the Board may determine. The directors will not be entitled to any back pay of fees for the period of time that their fees are reduced.

On July 22, 2025, the Board adopted a revised director compensation policy, effective as of July 22, 2025, which provides that each designated non-management member of the Board of Directors will receive (i) an annual retainer of $20,000 to be paid in four quarterly installments in arrears, to be pro-rated as applicable. Additionally, certain specific members of the Board of Directors will receive additional annual retainers, paid in four quarterly installments in arrears, pro-rated as applicable, in the following amounts: (i) the Chairperson will receive $30,000, in lieu of the $20,000 annual retainer paid to other members of the Board of Directors, (ii) the Chairperson of the Audit Committee will receive $15,000, (iii) the Chairperson of the Compensation Committee and Nominating and Governance Committee will receive $7,500 each, and (iv) Board committee members (excluding the committee Chairperson) will receive $5,000. Directors will not receive a fee for each Board of Directors or committee meeting, whether or not such meeting is in person or telephonic. Members of the Board of Directors may only receive retainers for serving as a member (including Chairperson) of two Board committees, and any Board Member who is Chairperson of more than one committee will receive a retainer of $5,000 for chairing the second committee.

Executive Chair Consulting Agreement

In connection with Mr. Tu’s appointment to the Board, the Company and Fusion Park LLC, a Delaware limited liability company of which Mr. Tu is managing partner (“Fusion Park”), entered into a consulting agreement dated July 22, 2025, with an effective date of July 21, 2025 (the “Consulting Agreement”). Through Fusion Park, Mr. Tu will provide services to the Company as an independent contractor pursuant to the Consulting Agreement, including (i) serving as the chairman of the Board, and (ii) leading and overseeing (a) the Company’s reorganization and restructuring, (b) executive performance evaluation and planning, (c) strategic partnerships and expansion, (d) capital allocation and planning, (e) investor relations, and (f) Company uplisting initiatives. Under the Consulting Agreement, the Company has agreed to pay Fusion Park $15,000 per month, payable in arrears every two (2) weeks, in addition to a $15,000 initial engagement fee. Mr. Tu will not receive any additional director-related cash compensation or fees in connection with his service on the Board. Either party can terminate the Consulting Agreement at any time for any reason with 30 days’ written notice to the other party. The Consulting Agreement contains customary provisions relating to ownership of intellectual property, treatment of confidential information, and indemnification.

Stock Ownership Guidelines

To further align the interests of our non-management directors with the long-term interests of our shareholders and promote our commitment to sound corporate governance, our Board of Directors adopted stock ownership guidelines for the non-management directors on March 24, 2020. These guidelines provide that each non-management director achieve an ownership target of the number shares of our common stock having a value equal to or greater than 0.5 times such non-management director’s annual retainer for his or her service on the Board of Directors (but excluding any additional annual retainer amounts paid for service on a committee of the Board of Directors). The non-management directors are expected to meet the target multiple within two years after first becoming subject to the guidelines and are expected to continuously own sufficient shares to meet the guidelines once attained. All of our non-management directors are in compliance with these guidelines, with Messrs. Bhanderi and Tu still having over a year to meet the target multiple.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of June 30, 2025 with respect to compensation plans (including any individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	271,391	(1)	$8.14	231,079	(2)

Equity compensation plans not approved by security holders	-		$-	-

Total	271,213		$8.14	231,079

(1)	Includes 41,131 shares issuable upon exercise of outstanding stock options under the 2008 Plan, which expired (with respect to future grants) on May 26, 2018, and 229,822 shares issuable upon exercise of outstanding stock options under the 2018 Plan.

(2)	Consists of shares remaining for future issuance under the 2018 Plan, all of which are available for issuance in the form of restricted stock or other stock-based awards.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of common stock as of August 29, 2025 by (i) each person known by us to own beneficially more than five percent of our Company’s outstanding shares of common stock; (ii) each director and director nominee of our Company; (iii) each named executive officer of our Company; and (iv) all current directors and executive officers as a group. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s names.

Name and Address of Beneficial Owner(_)	Number of Shares Beneficially Owned(_)	Percent of Class

Directors and Executive Officers as a Group ([_] persons)(_)

PROPOSAL 3

ADVISORY (NONBINDING) APPROVAL OF EXECUTIVE COMPENSATION

Our executive compensation program is designed to attract and retain the executive talent essential to the achievement of our strategic and operational goals and the achievement of increased shareholder value. We believe that our compensation policies and procedures reward executive officers for both their performance and our Company’s performance, and we believe such compensation policies and procedures create interests for our executive officers that are strongly aligned with the long-term interests of our shareholders.

As required by Section 14A of the Exchange Act, we are providing our shareholders with an advisory (nonbinding) vote to approve the compensation of our executive officers. This proposal, commonly known as a “Say-on-Pay” proposal, is designed to give you as a shareholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the related narrative disclosure.”

When you cast your vote, we urge you to consider the description of our executive compensation program contained in this proxy statement, including in the compensation tables and narrative disclosure, as well as the following factors:

•	Compensation decisions for our Chief Executive Officer and other named executive officers are made by a committee that includes independent directors.

•	Historically, a substantial portion of our executive officers’ compensation has been in the form of equity, which helped align our executive officers’ interests with those of our shareholders and incentivizes our executive officers to create shareholder value.

•	Historically, the Compensation Committee has attempted to set challenging performance goals under our Company’s equity incentive programs, which has resulted in the forfeiture of the underlying restricted stock awards and no payout of cash awards.

Because your vote is advisory, it will not be binding upon the Board of Directors, it will not overrule any decision by the Board of Directors, and it will not create or imply any additional fiduciary duties on the Board of Directors or any of its members. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADVISORY (NONBINDING) APPROVAL OF EXECUTIVE COMPENSATION.

PROPOSAL 4

ADVISORY (NONBINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES

TO APPROVE EXECUTIVE COMPENSATION

As discussed in Proposal 3 above, we are providing our shareholders an advisory (nonbinding) vote on the compensation of our named executive officers. The advisory vote described in Proposal 3 above is referred to as a “Say-on-Pay” vote. In this Proposal 4, we are asking our shareholders to determine, on an advisory (nonbinding) basis, whether the preferred frequency of a Say-on-Pay vote should be every year, every two years, or every three years. Section 14A of the Exchange Act requires that we submit this proposal on the frequency of the Say-on-Pay vote to our shareholders at least once every six years.

At the 2019 Annual Meeting of Shareholders, our shareholders voted, on an advisory (nonbinding) basis, that future Say-on-Pay votes should be held every year in alignment with the recommendation of the Board of Directors.

You may cast your advisory vote on whether the Say-on-Pay vote will occur every one, two, or three years, or you may abstain from voting on the matter. Because your vote is advisory, it will not be binding upon the Board of Directors, it will not overrule any decision by the Board of Directors, and it will not create or imply any additional fiduciary duties on the Board of Directors or any of its members. However, the Board of Directors will take into account the outcome of the vote when making future decisions regarding the frequency of future Say-on-Pay votes. In this Proposal 4, you are not voting “for” or “against” any proposal or recommendation by the Board of Directors but, rather, you are voting for the option (every one, two, or three years) you believe is the most appropriate.

The Board of Directors recommends that shareholders vote in favor of holding our Say-on-Pay advisory vote to approve executive compensation every year. In making this recommendation, our Board of Directors considered the relevant merits of each of the three frequency alternatives. The Board of Directors believes that holding the Say-on-Pay advisory vote every year, in line with our shareholders’ prior preference, will allow our shareholders to provide appropriate input on our executive compensation policies and procedures as disclosed in our proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” (AS OPPOSED TO “TWO YEARS” OR “THREE YEARS”) FOR THE FREQUENCY OF FUTURE SHAREHOLDER VOTES TO APPROVE EXECUTIVE COMPENSATION.

SHAREHOLDER PROPOSALS

Under certain conditions, shareholders may request us to include a proposal for action at a forthcoming meeting of our shareholders in the proxy materials for such meeting. All shareholder proposals intended to be presented at our next Annual Meeting of Shareholders must be received by us no later than June 15, 2026 for inclusion in the proxy statement and proxy card relating to such meeting.

In addition, our Bylaws require that we be given advance notice of shareholder nominations for election to the Board of Directors and of other matters shareholders may wish to present for action at an annual meeting of shareholders. Timely written notice of shareholder proposals must be delivered or mailed to our Corporate Secretary. Notice will be considered timely if it is delivered or mailed to and received at our principal executive office between July 15, 2026 and August 14, 2026, which is not more than 90 calendar days and not fewer than 60 calendar days prior to the one year anniversary of the date of the notice of Annual Meeting of Shareholders for the immediately preceding annual meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days or delayed by more than 60 days from the one year anniversary of the previous year’s annual meeting of shareholders, notice by a shareholder to be timely must be received no earlier than the 90th day prior to such annual meeting and not later than the 60th day prior to such annual meeting or the close of business on the 10th day following the day on which notice of the meeting was mailed or public disclosure of the date of the meeting was first made, whichever occurs first. To be properly brought before an annual meeting, a shareholder’s notice must set forth (in addition to any information required by applicable law): (i) a description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on our Company’s books, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf such proposal is made; (iii) the class and number of shares of our Company that are beneficially owned by the shareholder and the beneficial owner on whose behalf the proposal is made; (iv) any material interest, direct or indirect, of the shareholder and such beneficial owner in such business; and (v) a representation that the shareholder is a holder of record of shares of our Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal. If written notice is not timely given, the shareholder proposal will be considered untimely and we may exclude the proposal from consideration at the meeting. If the proposal is permitted to be considered at the meeting, the proxies appointed for the meeting will have discretionary authority to vote for or against the proposal even if the proposal was not discussed in the proxy statement.

Shareholders who intend to solicit proxies in support of director nominees other than the Board of Directors’ nominees in accordance with Rule 14a-19 under the Exchange Act must provide notice that sets forth the information required by the Company’s Bylaws and Rule 14a-19(b), which notice must be delivered to the Corporate Secretary within the applicable timeframes set forth in the Company’s Bylaws described above.

ADDITIONAL INFORMATION

Copies of our Annual Report on Form 10-K for the year ended June 30, 2025, including financial statements and schedules, will be available on our website at https://ir.charlesandcolvard.com/financials/annual-reports as soon as practicable, and will be provided upon written request, without charge, to any person whose proxy is being solicited. Written requests should be made to Corporate Secretary, Charles & Colvard, Ltd., 170 Southport Drive, Morrisville, North Carolina 27560.

On July 22, 2025, RiverStyx filed an application with the North Carolina Business Court (the “Court”) for an order requiring the Company to hold the Annual Meeting. Following arguments before the Court, on August 13, 2025, the Court entered an order directing the Company to hold the Annual Meeting on October 13, 2025.

On August 22, 2025, the Company submitted to the SEC a request for exemptive relief with respect to the requirement in the federal proxy rules that this Proxy Statement be preceded or accompanied by an annual report that includes audited financial statements. If that request is granted, we will be able to file this Proxy Statement and solicit proxies for the Annual Meeting without providing an annual report that includes audited financial statements for the fiscal year ended June 30, 2025.

[Information Not Included in this Proxy Statement or Otherwise Available to You

The Company has not filed and is not able to file its Annual Report on Form 10-K for the fiscal year ended June 30, 2025. As a result, you do not have information that would otherwise be available to you for a typical annual shareholder meeting, including:

•	audited financial statements for the fiscal year ended June 30, 2025, with footnotes;

•	audit report signed by an independent registered public accounting firm with respect to an audit of the Company’s financial statements for the fiscal year ended June 30, 2025;

•	management’s discussion and analysis covering fiscal year 2025;

•	management’s report on internal control over financial reporting as of June 30, 2025;

•	management’s conclusions with respect to the effectiveness of disclosure controls and procedures as of June 30, 2025;

•	report by the Audit Committee regarding the fiscal year 2025 financial statements; and

•	CEO and CFO certifications required by Exchange Act Rule 13a-14(a) and 18 U.S.C. § 1350.]

By Order of the Board of Directors,

James Tu

Chairman of the Board of Directors

September [●], 2025

Proxy Voting Instructions

Charles & Colvard, Ltd.

170 Southport Drive

Morrisville, North Carolina 27560

This WHITE proxy card is Solicited on Behalf of the Board of Directors of Charles & Colvard, Ltd.

The undersigned shareholder(s) of Charles & Colvard, Ltd., a North Carolina corporation (the “Company”), hereby appoints Don O’Connell and Clint J. Pete (the “Named Proxies”), and each or either of them, as proxies and attorneys-in-fact, each with the power to appoint his substitute, and hereby authorizes them, and each of them to represent and to vote, as designated on the reverse of this proxy card, all of the shares of common stock, no par value, of the Company held of record by the undersigned on August 29, 2025 at the Annual Meeting of Shareholders to be held at 9:30 a.m. ET on October 13, 2025 at 170 Southport Drive, Morrisville, North Carolina 27560, the Company’s principal office, and via live webcast at [_].

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Proxies cannot be voted “FOR” more than five (5) nominees.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at [_].

PLEASE MARK, SIGN, DATE AND RETURN THIS WHITE PROXY CARD PROMPTLY USING ENCLOSED REPLY ENVELOPE.

(continued and to be signed on the reverse side)

Charles & Colvard, Ltd.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Charles & Colvard, Ltd.

for the upcoming Annual Meeting of Shareholders

YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS:

Submit your proxy by Internet:

Please access [●] then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below.

OR
Submit your proxy by Telephone:

Please call toll-free in the U.S. or Canada at [●] on a touch-tone telephone. Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below.

CONTROL NUMBER

You may submit your proxy by telephone 24 hours a day, 7 days a week.

Your internet or telephone vote authorizes the Proxyholder(s) to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

Submit your proxy by Mail:
If you do not have access to the internet or a touch-tone telephone, please complete, sign, date and return the proxy card in the enclosed envelope.

** TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED **

☒ Please mark vote as in this sample

WITH RESPECT TO PROPOSAL 1: Election of five directors to hold office until the 2026 annual meeting of shareholders, and until their respective successors shall have been duly elected and qualified. While you may mark instructions with respect to any or all of the nominees, you should mark a vote “FOR” only five nominees in total. If you vote “FOR” more than five nominees, all of your votes on Proposal 1 will be invalid and will not be counted. You are permitted to vote for fewer than five nominees. If you vote “FOR” fewer than five nominees, your shares will only be voted “FOR” the nominees you mark. If you sign and return your proxy card and do not specify or direct how you want your shares to be voted, they will be voted “FOR” all of the Board of Directors’ recommended nominees.

1.	Election of Five Directors
The Board of Directors recommends you vote FOR only the following five (5) Board nominees (1.01 through 1.05):
Company Nominees:		FOR	WITHHOLD
1.01	Ruten Bhanderi	☐	☐

1.02	Anne M. Butler	☐	☐

1.03	Neal Goldman	☐	☐

1.04	Don O’Connell	☐	☐

1.05	James Tu	☐	☐

The Board of Directors recommends you vote WITHHOLD for the following three RiverStyx Nominees (1.06 through 1.08):
		FOR	WITHHOLD
1.06	Ben Franklin	☐	☐

1.07	Michael R. Levin	☐	☐

1.08	Lloyd M. Sems	☐	☐

The Board of Directors recommends you vote WITHHOLD for the following Duc Pham Nominee (1.09):
		FOR	WITHHOLD
1.09	Duc Pham	☐	☐

The Board of Directors recommends a vote FOR proposals 2, 3 and 4.
	FOR	AGAINST	ABSTAIN

2. Ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending June 30, 2026.	☐	☐	☐

3. Approval, on a non-binding, advisory basis, of executive compensation.	☐	☐	☐

	1YR	2YR 3YR	ABSTAIN
4. Approval, on a non-binding, advisory basis, of the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers	☐	☐ ☐	☐

To transact any other business properly brought before the Annual Meeting or any continuation, postponement or adjournment thereof.

Date: _____________________________

_____________________________________
Signature

_____________________________________
Signature if jointly held

_____________________________________
Title(s)
Please sign EXACTLY as name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.